Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports Third Fiscal Quarter 2020 Results

PAOLI, PA., August 5, 2020 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2020.   Net income for the quarter ended June 30, 2020 amounted to $1.5 million, or $0.19 per fully diluted common share, compared with net income of $2.7 million, or $0.35 per fully diluted common share, for the quarter ended June 30, 2019. The decreases in net income and diluted earnings per share from the third quarter of 2019 were primarily due to an increase in the provision for loan losses and a decrease in net interest income. The Company recorded a provision for loan losses of $435,000 for the quarter ended June 30, 2020, an increase of $379,000 compared to the quarter ended June 30, 2019, substantially due to economic uncertainties caused by the coronavirus pandemic (“COVID-19”). Net interest income for the quarter ended June 30, 2020 was $830,000 lower than in the quarter ended June 30, 2019. This decrease was mainly driven by the lower interest rate environment. Annualized return on average assets (“ROAA”) was 0.48 percent for the quarter ended June 30, 2020, compared to 0.88 percent for the quarter ended June 30, 2019, and annualized return on average equity (“ROAE”) was 4.06 percent for the quarter ended June 30, 2020, compared with 7.66 percent for the quarter ended June 30, 2019.

For the nine months ended June 30, 2020, net income amounted to $4.1 million, or $0.54 per fully diluted common share, compared with net income of $6.6 million, or $0.87 per fully diluted common share, for the nine months ended June 30, 2019. The decreases in net income and diluted earnings per share were primarily due to higher provision expense and lower net interest income, as well as the partial charge-off of $2.3 million in the first fiscal quarter of 2020 related to one commercial loan relationship.  Annualized ROAA was 0.45 percent for the nine months ended June 30, 2020, compared to 0.78 percent for the nine months ended June 30, 2019, and annualized ROAE was 3.85 percent for the nine months ended June 30, 2020, compared with 6.48 percent for the nine months ended June 30, 2019.

“Over the last several months, we have operated under what can only be described as unprecedented circumstances.  While we’ve always tested and planned for emergencies, realizing one as significant as the COVID-19 pandemic, and activating our plan in March to work remotely and through drive-thru service only for almost three months, could not have been forecasted by anyone.  As the COVID-19 pandemic continues to provide a drag on both our business and the broader economy amidst the backdrop of virus spikes in certain states and the uncertainty of a vaccine, the question of when the economy will return to a more normal environment creates heightened uncertainty and new challenges to adapt our business,” commented Anthony C. Weagley, President and Chief Executive Officer.  “Our priority remains keeping our staff and clients safe and helping our clients while we implement strategies to navigate this crisis and continue to move forward,” continued Mr. Weagley.

Ongoing Impact of COVID-19

The Company continues to take the following significant steps to protect the health and well-being of its employees and clients and to assist clients who have been impacted by the COVID-19 pandemic.

•	Continuing limited lobby hours; prioritizing drive-thru and appointment banking.
•	High-risk designated hours offered to assist our high-risk clients.
•

Continuing to assist existing and new customers in the Small Business Association’s Paycheck Protection Program (“PPP”). As of June 30, 2020, the Company has obtained approval from the Small Business Administration (“SBA”) for 208 loans totaling $17.7 million for existing and new customers with an average loan size of approximately $85,000.  As of August 1, 2020, the Company has originated 249 PPP loans totaling $20.7 million for both existing and new customers, with an average loan size of approximately $83,000. These loans are expected to generate fee income of approximately $763,000 in future quarters.

•

Continuing to provide payment deferrals and forbearances to business customers and mortgage customers that are experiencing hardship because of the crisis. At June 30, 2020, the Company had $313.5 million in COVID-19 modified loans deferrals.  As of August 1, 2020, $269.1 million, or 85.8 percent, of COVID-19 modified loans reached their initial 90 day forbearance expiration. Of this amount, $140.6 million, or 52.2 percent, have returned to original contractual monthly payments and $128.5 million, or 47.8 percent, have requested or been approved for a second forbearance period for a maximum of 90 additional days.  Of the $128.5 million, $22.7 million or 17.6 percent, started making interest only payments during the second forbearance period.

Statement of Income Highlights at June 30, 2020

•

The Company recorded a provision for loan losses of $435,000 and $3.2 million during the three months ended June 30, 2020 and the nine months ended June 30, 2020, respectively. The increase in the provision for loan losses in the recent quarter as compared with the prior quarter ended June 30, 2019 reflects an increase in qualitative factors as a result of COVID-19. The larger component of the year-to-date increase was attributable to a partial charge-off of $2.3 million in the first fiscal quarter of 2020 related to one commercial loan relationship. Due to the uncertainty created by COVID-19, the Company anticipates elevated provisioning until businesses have fully reopened and deferral periods have expired.

•

Net interest income decreased $830,000, or 11.1 percent, for the three months ended June 30, 2020 when compared to the three months ended June 30, 2019. Lower rates were attributable to the Federal Open Market Committee (“FOMC”) lowering its target rate from 2.25-2.50 percent to 0-0.25 percent between July 2019 and March 2020.

•

On a linked-quarter basis, the reported net interest margin and net interest margin on a tax-equivalent basis, a non-GAAP measure, increased 4 basis points to 2.29 percent.  This increase was driven by the reduction in interest expense, partially offset by a decrease in interest earning assets. Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 13 in this press release. Average loan yields declined 29 basis points and the total cost of funds decreased 31 basis points, as the cost of interest-bearing deposits decreased 27 basis points compared to the second fiscal quarter of 2020.

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Return on average assets (1)	0.48%	0.61%	0.26%	0.86%	0.88%
Return on average equity (1)	4.06%	5.29%	2.19%	7.65%	7.66%
Net interest margin (tax equivalent basis) (2)	2.29%	2.25%	2.34%	2.45%	2.54%
Loans / deposits ratio	117.45%	110.56%	106.14%	106.64%	106.52%
Shareholders’ equity / total assets	11.92%	11.58%	11.40%	11.26%	11.03%
Efficiency ratio, non-GAAP (1) (2) (3)	66.0%	60.8%	58.9%	54.9%	56.6%
Book value per common share	$18.86	$18.67	$18.48	$18.35	$17.99

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 13 in this press release.

(3)	Efficiency ratio is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income.

Linked Quarter Income Statement Data

(unaudited) (in thousands, except share and per share data)

For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Net interest income	$6,631	$6,793	$6,888	$7,418	$7,461
Provision for loan losses	435	625	2,150	-	56
Net interest income after provision for loan losses	6,196	6,168	4,738	7,418	7,405
Other income	389	964	443	551	454
Other expense	4,684	4,638	4,422	4,453	4,497
Income before income tax expense	1,901	2,494	759	3,516	3,362
Income tax expense (benefit)	447	586	(26)	817	706
Net income	$1,454	$1,908	$785	$2,699	$2,656
Earnings per common share
Basic	$0.19	$0.25	$0.10	$0.35	$0.35
Diluted	$0.19	$0.25	$0.10	$0.35	$0.35
Weighted average common shares outstanding
Basic	7,538,375	7,663,771	7,665,842	7,663,242	7,669,851
Diluted	7,538,375	7,663,771	7,665,842	7,663,593	7,670,106

Net Interest Income

Net interest income was $6.6 million for the quarter ended June 30, 2020, a decrease of $830,000, or 11.1 percent, from $7.5 million for the quarter ended June 30, 2019. The decline was driven by the Federal Reserve Board’s zero rate policy. The net interest spread on an annualized basis was 2.10 percent and 2.29 percent for the quarters ended June 30, 2020 and 2019, respectively.

For the quarter ended June 30, 2020, the Company’s reported net interest margin and net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased by 25 basis points to 2.29 percent, as compared to the quarter ended June 30, 2019. This decrease was primarily driven by the low rate environment.  Average loan yields declined 62 basis points and the total cost of funds decreased 44 basis points, as the cost of interest-bearing deposits decreased 43 basis points compared to third fiscal quarter of 2019.

As of June 30, 2020, we had a total of $76.8 million of average interest-bearing cash balances.  This excess liquidity diluted the net interest margin by approximately 25 basis points. In addition, we had $17.7 million of PPP loans that had a slight dilutive effect on our net interest margin. The PPP loans are at 1.00 percent plus the accretion of the origination fee.

Net interest income was $20.3 million for the nine months ended June 30, 2020, a decrease of $1.3 million, or 6.2 percent, from $21.6 million for the nine months ended June 30, 2019.  The change for the nine months ended June 30, 2020 was primarily the result of the low rate environment and an increase in total interest-bearing liabilities of $74.1 million, partially offset by an increase of $55.9 million in the average balance of loans. The net interest spread on an annualized basis was 2.06 percent and 2.36 percent for the nine months ended June 30, 2020 and 2019, respectively.

For the nine months ended June 30, 2020, the Company’s net interest margin decreased by 32 basis points to 2.29 percent as compared to 2.61 percent for the same nine-month period in fiscal 2019.

For the nine months ended June 30, 2020, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased by 33 basis points to 2.29 percent as compared to 2.62 percent for the same nine-month period in fiscal 2019.

Total Interest Income

For the quarters ended June 30, 2020 and June 30, 2019, total interest income was $10.5 million and $12.5 million, respectively. Average interest earning assets decreased $17.0 million for the quarter ended June 30, 2020 when compared to the quarter ended June 30, 2019, while the average yield on interest earning assets declined 63 basis points when compared to the same period in 2019.  The average yield was affected by the Federal Reserve Board’s zero rate policy.

For the nine months ended June 30, 2020, total interest income was $33.8 million, a decrease of $1.2 million, or 3.2 percent, from $35.0 million for the nine months ended June 30, 2019.  The decline in total interest income was driven by a lower earning asset yield of 41 basis points.

Interest Expense

For the quarter ended June 30, 2020, interest expense decreased by $1.2 million, or 23.5 percent, to $3.8 million, compared to the quarter ended June 30, 2019, primarily due to decreased rates on deposits and other interest-bearing liabilities.  The decrease in interest expense on deposits is primarily attributable to a decrease of $34.8 million and $18.4 million for certificate and money market deposits, respectively, partially offset by an increase of $22.5 million in other interest-bearing liabilities. The decrease in deposits was strategic, a method to reduce excess cash on the balance sheet, match funding expectations and improve the margin.  The reduction in certificates were all listing services and the reduction in money market were public funds deposits.  This shift in deposits also improves our strategy to develop relationship-based customers.

The annualized average rate of total interest-bearing liabilities decreased 44 basis points to 1.51 percent for the quarter ended June 30, 2020, from 1.95 percent for the quarter ended June 30, 2019 and, on a linked sequential quarter basis, decreased 31 basis points from 1.82 percent compared to the second fiscal quarter of 2020. For the quarter ended June 30, 2020, the average balance of total interest-bearing liabilities decreased by $9.3 million, reflecting a decrease in the average balance of total interest-bearing deposit accounts of $30.5 million and an increase in the average balance of borrowings of $21.2 million, compared to the quarter ended June 30, 2019.

Total interest expense increased by $209,000, or 1.6 percent, to $13.5 million for the nine months ended June 30, 2020, compared to the nine months ended June 30, 2019. The average rate of total interest-bearing liabilities decreased to 1.75 percent for the nine months ended June 30, 2020, from 1.86 percent for the nine months ended June 30, 2019. At the same time, the average balance of total interest-bearing liabilities increased by $74.1 million. This increase primarily reflects an increase in the average balance of interest-bearing deposits of $51.2 million and an increase in the average balance of borrowings of $22.9 million.

Other Income

Other income decreased $65,000, or 14.3 percent, during the third fiscal quarter of 2020 compared with the third fiscal quarter of 2019.  The decrease in other income was primarily due to a decrease in service charges, as there were noticeably lower customer transaction volumes in the COVID-19 environment.

For the nine months ended June 30, 2020, total other income decreased $245,000 compared to the nine months ended June 30, 2019. This decrease was primarily a result of a $372,000 decrease in service charges and other fees, partially offset by a $154,000 increase in gain on sale of investments. The decrease in service charges and other fees during the nine months ended June 30, 2020 is primarily due to the recognition of approximately $337,000 less of net swap fees through the Bank’s commercial loan hedging program.

Other Expense

Other expense for the quarter ended June 30, 2020 increased $187,000, or 4.2 percent, when compared to the quarter ended June 30, 2019. The increase was primarily due to an increase of $119,000 in professional fees, which included COVID-19 related expenses, and an increase of $56,000 in salaries and employee benefits.  These were partially offset by a decrease of $23,000 in other operating expenses.  The increase in professional fees was due to higher legal and professional expense.  The increase in salaries and employee benefits were mainly due to four strategic hires to support franchise growth.

For the nine months ended June 30, 2020, total other expense increased $710,000, or 5.5 percent, compared to the nine months ended June 30, 2019. This increase primarily reflects a $248,000 increase in the Pennsylvania shares tax, a $231,000 increase in salaries and employee benefits, a $113,000 increase in other operating expenses, and a $108,000 increase in professional fees. These increases were partially offset by a $141,000 decrease in the federal deposit insurance premium. The increase in the Pennsylvania shares tax was due to the Bank not being subject to this tax until the second quarter of 2019. The increase in salaries and employee benefits during the nine-month period ended June 30, 2020 reflects normal increases to salary and benefits to support overall franchise growth. The increase in professional fees was due to higher professional services and legal expenses of $178,000 and $71,000, respectively, partially offset by lower audit and accounting expenses of approximately $140,000. The reduction in the federal deposit insurance premium resulted from the Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio, which in turn generates credits to qualified participating banks.  The Bank currently does not have any further credit balance that can be used to offset premiums in future quarters.

The following table presents the components of Other Expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Salaries and employee benefits	$2,279	$2,271	$2,125	$2,097	$2,223
Occupancy expense	576	591	582	580	560
Federal deposit insurance premium	79	3	(3)	1	78
Advertising	33	32	22	17	30
Data processing	275	272	278	260	259
Professional fees	524	502	441	440	405
Net other real estate owned expense	29	(1)	71	113	30
Pennsylvania shares tax	169	170	170	170	170
Other operating expenses	720	798	736	775	742
Total Other Expense	$4,684	$4,638	$4,422	$4,453	$4,497

Income Taxes

The Company recorded $447,000 in income tax expense during the quarter ended June 30, 2020 compared to $706,000 in income tax expense during the quarter ended June 30, 2019. The effective tax rates for the Company for the quarters ended June 30, 2020 and 2019 were 23.5 percent and 21.0 percent, respectively.

For the nine months ended June 30, 2020, income tax expense decreased $645,000, or 39.0 percent, to $1.0 million from $1.7 million for the nine months ended June 30, 2019. The effective tax rates for the Company for the nine months ended June 30, 2020 and 2019 were 19.5 percent and 19.9 percent, respectively. Tax expense for the nine months ended June 30, 2020 was impacted by discreet items recorded in the first fiscal quarter ended December 31, 2019.

Statement of Condition Highlights at June 30, 2020

•

Gross loans totaled $1.039 billion at June 30, 2020, increasing $19.3 million or 1.9 percent, compared to June 30, 2019.  Gross loans at June 30, 2020 increased $21.7 million, or 2.1 percent, compared to September 30, 2019.   Total loan growth for the three months ended June 30, 2020 included $17.7 million of PPP commercial and industrial loans.

•

Total assets stood at $1.204 billion at June 30, 2020, decreasing $62.0 million, or 4.9 percent, compared to June 30, 2019.  Total assets at June 30, 2020 decreased $61.4 million, or 4.9 percent, compared to September 30, 2019. The decline in assets was driven by the strategic reduction in interest-bearing deposits in other institutions to better match funding expectations and improve the margin.

•

The deposit mix improved with the reduction of wholesale certificates of $18.7 million and reduction of money market public fund deposits of $44.1 million. Deposits totaled $884.4 million at June 30, 2020, a decrease of $72.8 million, or 7.6 percent, compared to June 30, 2019, and decreased $69.4 million or 7.3 percent, when compared to September 30, 2019.   The reductions in deposits are in line with the Bank’s overall funding strategy to reduce excess balance sheet cash and better match funding needs.

•

Non-performing assets (“NPAs”) were 1.24 percent of total assets at June 30, 2020, compared to 0.64 percent at September 30, 2019 and 0.65 percent at June 30, 2019. Excluding one OREO property of $5.8 million, NPAs were 0.76 percent of total assets and 0.18 percent of total assets at June 30, 2020 and September 30, 2019, respectively. The allowance for loan losses as a percentage of total non-performing loans was 121.1 percent at June 30, 2020, compared to 434.6 percent at September 30, 2019 and 418.1 percent at June 30, 2019.

•	The Company’s ratio of shareholders’ equity to total assets was 11.92 percent at June 30, 2020, compared to 11.26 percent at September 30, 2019 and 11.03 percent at June 30, 2019.
•	Book value per common share amounted to $18.86 at June 30, 2020, compared to $18.35 at September 30, 2019 and $17.99 at June 30, 2019.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Cash and due from depository institutions	$30,653	$1,829	$1,337	$1,400	$1,535
Interest bearing deposits in depository institutions	28,291	124,239	158,465	152,143	148,501
Investment securities, available for sale, at fair value	33,245	21,839	23,723	18,411	23,552
Investment securities held to maturity	15,921	18,046	20,578	22,485	23,323
Restricted stock, at cost	9,766	10,913	11,115	11,129	10,404
Loans receivable, net of allowance for loan losses	1,028,093	1,002,907	992,629	1,007,714	1,009,959
Other real estate owned	5,796	5,796	5,796	5,796	5,796
Accrued interest receivable	5,680	4,121	4,061	4,253	4,237
Operating lease right-of-use-assets	2,799	2,959	3,119	—	—
Property and equipment, net	6,355	6,476	6,594	6,678	6,795
Deferred income taxes, net	3,103	2,974	2,806	2,840	3,542
Bank-owned life insurance	20,270	20,144	20,018	19,891	19,766
Other assets	13,873	13,869	8,341	12,482	8,468
Total assets	$1,203,845	$1,236,112	$1,258,582	$1,265,222	$1,265,878
Deposits	$884,444	$915,900	$943,819	$953,811	$957,199
FHLB advances	130,000	133,000	133,000	133,000	133,000
Subordinated debt	24,737	24,697	24,658	24,619	24,579
Operating lease liabilities	2,824	2,976	3,128	—	—
Other liabilities	18,309	16,389	10,442	11,284	11,432
Shareholders’ equity	143,531	143,150	143,535	142,508	139,668
Total liabilities and shareholders’ equity	$1,203,845	$1,236,112	$1,258,582	$1,265,222	$1,265,878

The following table sets forth the Company’s consolidated average statement of condition for the periods presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Investment securities	$43,349	$40,165	$40,855	$42,256	$49,408
Interest-bearing cash accounts	76,828	148,580	122,234	143,297	107,761
Loans	1,028,996	1,010,767	1,006,729	1,015,251	1,010,033
Allowance for loan losses	(10,618)	(9,756)	(10,095)	(10,143)	(10,061)
All other assets	85,169	63,434	62,341	61,615	56,663
Total assets	$1,223,724	$1,253,190	$1,222,064	$1,252,276	$1,213,804
Non-interest-bearing deposits	$46,450	$41,916	$41,716	$44,104	$42,151
Interest-bearing deposits	852,330	892,583	864,317	896,928	882,825
FHLB advances	136,121	133,000	133,000	133,000	115,363
Other short-term borrowings	276	275	—	54	—
Subordinated debt	24,719	24,680	24,641	24,602	24,563
Other liabilities	20,509	16,440	14,805	12,413	10,192
Shareholders’ equity	143,319	144,296	143,585	141,175	138,710
Total liabilities and shareholders’ equity	$1,223,724	$1,253,190	$1,222,064	$1,252,276	$1,213,804

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits
(in thousands, unaudited)
At quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Demand:
Non-interest-bearing	$47,443	$42,874	$41,273	$55,684	$48,580
Interest-bearing	277,238	291,191	327,956	302,039	288,555
Savings	43,702	43,550	40,908	41,875	43,334
Money market	281,419	280,173	279,883	276,644	288,561
Time	234,642	258,112	253,799	277,569	288,169
Total deposits	$884,444	$915,900	$943,819	$953,811	$957,199

Loans

For the quarter ended June 30, 2020, the Company originated a total new loan volume of $49.5 million, which was partially offset by prepayments of $6.0 million, amortization of $4.9 million, loan payoffs of $9.7 million, and participations of $3.7 million.  Total loan growth for the three months ended June 30, 2020 included an increase of $17.7 million of PPP commercial and industrial loans.

Total net loans amounted to $1.028 billion at June 30, 2020 compared to $1.008 billion at September 30, 2019, for a net increase of $20.4 million or 2.0 percent for the period.  The allowance for loan losses amounted to $11.1 million, or 1.08 percent of total loans, at June 30, 2020 and $10.1 million at September 30, 2019.  Average loan balances during the quarter ended June 30, 2020 totaled $1.029 billion as compared to $1.010 billion during the quarter ended June 30, 2019, representing a 1.9 percent increase.  Average loan balances during the quarters ended June 30, 2020 and September 30, 2019 totaled $1.029 billion and $1.015 billion, respectively, representing a 1.4 percent increase.

At the end of the third fiscal quarter of 2020, the gross loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 67.4 percent and single-family residential real estate loans accounting for 23.7 percent of the loan portfolio.  Construction and development loans amounted to 5.8 percent and consumer loans represented 3.1 percent of the gross loan portfolio at such date. The increase in the gross loan portfolio at June 30, 2020 compared to September 30, 2019 primarily reflected an increase of $26.2 million in residential mortgage loans and $16.8 million in construction and development loans, which were partially offset by a decrease of $17.9 million in commercial loans, net of $17.7 million of PPP commercial and industrial loan originations, and a decrease of $3.4 million in consumer loans.

Loan Portfolio Composition (not including loans held for sale):

(in thousands, unaudited)
At quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Residential mortgage	$246,215	$240,633	$234,738	$220,011	$216,114
Construction and Development:
Residential and commercial	56,999	52,313	49,095	40,346	47,485
Land	3,535	3,579	3,625	3,420	3,809
Total construction and development	60,534	55,892	52,720	43,766	51,294
Commercial:
Commercial real estate	501,955	511,467	521,495	543,452	543,045
Farmland	7,531	7,537	7,563	7,563	5,388
Multi-family	66,416	59,978	43,473	62,884	64,050
Commercial and industrial	115,899	96,574	99,494	99,747	97,877
Other	8,397	7,604	8,569	4,450	5,356
Total commercial	700,198	683,160	680,594	718,096	715,716
Consumer:
Home equity lines of credit	18,097	18,441	18,372	19,506	19,348
Second mortgages	11,704	12,393	13,179	13,737	15,018
Other	2,074	2,112	2,160	2,030	2,081
Total consumer	31,875	32,946	33,711	35,273	36,447
Total loans	1,038,822	1,012,631	1,001,763	1,017,146	1,019,571
Deferred loan costs, net	338	832	828	663	494
Allowance for loan losses	(11,067)	(10,556)	(9,962)	(10,095)	(10,106)
Loans Receivable, net	$1,028,093	$1,002,907	$992,629	$1,007,714	$1,009,959

At June 30, 2020, the Company had $140.6 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit. The Company’s current “Approved, Accepted but Unfunded” pipeline at June 30, 2020 included approximately $6.2 million in commercial and construction loans and $3.1 million in residential mortgage loans expected to fund over the following quarters. Active loan pipelines were reduced pending stability with respect to economic conditions.

Asset Quality

Non-accrual loans totaled $8.9 million at June 30, 2020 and $1.8 million at September 30, 2019. The portfolio of non-accrual loans at June 30, 2020 was comprised of one commercial real estate loan with an outstanding balance of approximately $6.7 million, fourteen residential real estate loans with an aggregate outstanding balance of approximately $1.9 million, and ten consumer loans with an aggregate outstanding balance of approximately $251,000.

At June 30, 2020, NPAs totaled $14.9 million, or 1.24 percent of total assets, as compared with $8.1 million, or 0.64 percent of total assets, at September 30, 2019.

OREO totaled $5.8 million at both June 30, 2020 and September 30, 2019. Excluding the $5.8 million of OREO, NPAs totaled $9.1 million, or 0.76 percent of total assets at June 30, 2020, and $2.3 million, or 0.18 percent of total assets at September 30, 2019.

Performing TDR loans were $13.6 million at June 30, 2020 and $12.2 million at September 30, 2019. One commercial real estate loan in the amount of $10.6 million previously classified as non-impaired, moved to substandard impaired and was accruing during the second fiscal quarter of 2020.  Management has restructured this loan and reclassified it as a performing TDR during the third fiscal quarter ended June 30, 2020.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Non-accrual loans(1)	$8,871	$8,655	$8,649	$1,821	$2,189
Loans 90 days or more past due and still accruing	265	168	1	502	228
Total non-performing loans	9,136	8,823	8,650	2,323	2,417
OREO	5,796	5,796	5,796	5,796	5,796
Total NPAs	$14,932	$14,619	$14,446	$8,119	$8,213
Performing TDR loans	$13,640	$3,243	$3,460	$12,170	$11,824

NPAs / total assets	1.24%	1.18%	1.15%	0.64%	0.65%
Non-performing loans / total loans	0.88%	0.87%	0.86%	0.23%	0.24%
Net (recoveries) charge-offs	$(76)	$31	$2,283	$11	$(34)
Net (recoveries) charge-offs /average loans(2)	(0.03)%	0.01%	0.91%	—%	(0.01)%
Allowance for loan losses / total loans	1.08%	1.04%	0.99%	0.99%	0.99%
Allowance for loan losses / non-performing loans	121.1%	119.6%	115.2%	434.6%	418.1%

Total assets	$1,203,845	$1,236,112	$1,258,582	$1,265,222	$1,265,878
Total gross loans	1,038,822	1,012,631	1,001,763	1,017,146	1,019,571
Average loans	1,028,996	1,010,767	1,006,729	1,015,251	1,010,033
Allowance for loan losses	11,067	10,556	9,962	10,095	10,106

______________

(1)	Nineteen loans totaling approximately $1.6 million, or 17.7 percent of the total non-accrual loan balance, were making payments as of June 30, 2020.
(2)	Annualized.

The allowance for loan losses excluding PPP loans, a non-GAAP measure, at June 30, 2020 amounted to approximately $11.1 million, or 1.08 percent of total loans, compared to $10.1 million, or 0.99 percent of total loans, at September 30, 2019. The allowance for loan losses increased quarter over quarter due to provision expense of $435,000 and recoveries of $76,000. The Company did not record a provision for loan losses during the fiscal quarter ended September 30, 2019.

Capital

At June 30, 2020, total shareholders’ equity amounted to $143.5 million, or 11.92 percent of total assets, compared to $142.5 million, or 11.26 percent of total assets at September 30, 2019.  The Company’s capital position provides a source of strength and continues to significantly exceed all regulatory capital guidelines.  The Bank’s common equity Tier 1 capital ratio was 15.63 percent, Tier 1 leverage ratio was 12.98 percent, Tier 1 risk-based capital ratio was 15.63 percent and the total risk-based capital ratio was 16.73 percent.  At September 30, 2019, the Bank’s common equity Tier 1 capital ratio was 15.38 percent, Tier 1 leverage ratio was 12.23 percent, Tier 1 risk-based capital ratio was 15.38 percent and the total risk-based capital ratio was 16.40 percent.

The Company purchased 64,318 shares of its common stock at an average cost $11.69 per share in the open market under its repurchase plan during the fiscal quarter ended June 30, 2020. As of June 30, 2020, there were no shares remaining in the repurchase plan.

Non-GAAP Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (“GAAP”), this press release includes certain non-GAAP financial measures.  The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below, including non-core income and expense items.

(in thousands)
For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Net income as reported under GAAP	$1,454	$1,908	$785	$2,699	$2,656
Non-core items, net of tax:
OREO expense(1)	22	—	73	87	24
Net investment security gains	(1)	(138)	—	(1)	(21)
Swap fees(2)	—	—	—	(71)	—
Other(3)	24	31	54	16	—
Core net income, non-GAAP	$1,499	$1,801	$912	$2,730	$2,659
Earnings per common share:
Diluted	$0.20	$0.24	$0.12	$0.36	$0.35
Weighted average common shares outstanding:
Diluted	7,538,375	7,663,771	7,665,842	7,663,593	7,670,106

(1)Non-core items for the quarters ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, include OREO expense relating to one commercial real estate loan.

(2)Upfront recognition of net swap fees through the Bank’s commercial loan hedging program.

(3)Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s other income is presented in the table below, including and excluding net investment securities gains and net swap fees. The Company’s management believes that many investors evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Other income as reported under GAAP	$389	$964	$443	$551	$454
Less: Net investment securities gains	1	180	—	1	27
Less: Net swap fees	—	—	—	92	—
Other income, excluding net investment securities gains	$388	$784	$443	$458	$427

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis, plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Other expense as reported under GAAP	$4,684	$4,638	$4,422	$4,453	$4,497
Less: non-core items(1)	29	(1)	71	113	30
Other expense, excluding non-core items, non-GAAP	$4,655	$4,639	$4,351	$4,340	$4,467
Net interest income (tax equivalent basis), non-GAAP	$6,637	$6,800	$6,896	$7,426	$7,471
Non-core items(2)	32	41	52	21	—
Net interest income (tax equivalent basis), including non-core items, non-GAAP	6,669	6,841	6,948	7,447	7,471
Other income, excluding gain on sale of investments and swap fees	388	784	443	458	427
Total	$7,057	$7,625	$7,391	$7,905	$7,898

Efficiency ratio, non-GAAP	66.0%	60.8%	58.9%	54.9%	56.6%

(1)Non-core items for the quarters ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019 include OREO expense relating to one commercial real estate loan.

(2)Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains, swap fees, and without deducting non-core items from other expense, follows:

For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Efficiency ratio on a GAAP basis	66.7%	59.8%	60.3%	55.9%	56.8%

Net interest margin, which is net interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item.  The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35 percent to 21 percent, resulting from the enactment of the Tax Cuts and Jobs Act of 2017.  The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 21 percent for the current period.  Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Net interest income as reported under GAAP	$6,631	$6,793	$6,888	$7,418	$7,461
Tax-equivalent adjustment(1)	6	7	8	8	10
TE net interest income, non-GAAP	$6,637	$6,800	$6,896	$7,426	$7,471

Net interest margin as reported under GAAP	2.29%	2.25%	2.33%	2.45%	2.54%
Tax-equivalent effect	—	—	0.01	—	—
Net interest margin (TE), non-GAAP	2.29%	2.25%	2.34%	2.45%	2.54%

(1) Reflects tax-equivalent adjustment for tax exempt investments.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its twelve other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters, Palm Beach, Florida, and Montchanin, Delaware. The Bank also maintains representative offices in Wellington, Florida and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including recent changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2019 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to continue to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0 percent, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2020	September 30, 2019
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$30,653	$1,400
Interest bearing deposits in depository institutions	28,291	152,143
Total cash and cash equivalents	58,944	153,543
Investment securities available for sale, at fair value (amortized cost of $33,704 and $18,522 at June 30, 2020 and September 30, 2019, respectively)	33,245	18,411
Investment securities held to maturity (fair value of $16,507 and $22,609 at June 30, 2020 and September 30, 2019, respectively)	15,921	22,485
Restricted stock, at cost	9,766	11,129
Loans receivable, net of allowance for loan losses	1,028,093	1,007,714
Other real estate owned	5,796	5,796
Accrued interest receivable	5,680	4,253
Operating lease right-of-use-assets	2,799	—
Property and equipment, net	6,355	6,678
Deferred income taxes, net	3,103	2,840
Bank-owned life insurance	20,270	19,891
Other assets	13,873	12,482
Total assets	$1,203,845	$1,265,222
LIABILITIES
Deposits:
Non-interest bearing	$47,443	$55,684
Interest-bearing	837,001	898,127
Total deposits	884,444	953,811
FHLB advances	130,000	133,000
Subordinated debt	24,737	24,619
Advances from borrowers for taxes and insurance	3,630	1,761
Accrued interest payable	1,096	978
Operating lease liabilities	2,824	—
Other liabilities	13,583	8,545
Total liabilities	1,060,314	1,122,714
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,804,469 and 7,609,953 issued and outstanding, respectively, at June 30, 2020, and 7,782,258 and 7,765,395shares issued and outstanding, at September 30, 2019	76	78
Additional paid in capital	85,068	84,783
Retained earnings	63,891	59,744
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,083)	(1,192)
Accumulated other comprehensive loss	(1,558)	(569)
Treasury stock, at cost: 194,516 shares and 16,863 shares at June 30, 2020 and September 30, 2019, respectively	(2,863)	(336)
Total shareholders’ equity	143,531	142,508
Total liabilities and shareholders’ equity	$1,203,845	$1,265,222

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Nine months Ended June 30,
(in thousands, except for share data)	2020	2019	2020	2019
(unaudited)
Interest and Dividend Income
Loans, including fees	$10,024	$11,415	$31,492	$32,171
Investment securities, taxable	253	259	699	760
Investment securities, tax-exempt	27	49	100	167
Dividends, restricted stock	124	159	494	450
Interest-bearing cash accounts	26	574	1,048	1,421
Total Interest and Dividend Income	10,454	12,456	33,833	34,969
Interest Expense
Deposits	2,876	3,926	10,236	10,265
Short-term borrowings	—	—	—	7
Long-term borrowings	564	686	2,136	1,891
Subordinated debt	383	383	1,149	1,149
Total Interest Expense	3,823	4,995	13,521	13,312
Net interest income	6,631	7,461	20,312	21,657
Provision for Loan Losses	435	56	3,210	2,379
Net Interest Income after Provision for Loan Losses	6,196	7,405	17,102	19,278
Other Income
Service charges and other fees	195	252	1,058	1,430
Rental income-other	54	53	163	184
Net gains on sale of investments	1	27	181	27
Net gains on sale of loans	11	—	14	37
Earnings on bank-owned life insurance	128	122	380	363
Total Other Income	389	454	1,796	2,041
Other Expense
Salaries and employee benefits	2,279	2,223	6,675	6,444
Occupancy expense	576	560	1,749	1,676
Federal deposit insurance premium	79	78	79	220
Advertising	33	30	87	90
Data processing	275	259	825	764
Professional fees	524	405	1,467	1,359
Net other real estate owned expense	29	30	99	79
Pennsylvania shares tax	169	169	509	261
Other operating expenses	720	743	2,254	2,141
Total Other Expense	4,684	4,497	13,744	13,034
Income before income tax expense	1,901	3,362	5,154	8,285
Income tax expense	447	706	1,007	1,652
Net Income	$1,454	$2,656	$4,147	$6,633
Earnings per common share
Basic	$0.19	$0.35	$0.54	$0.87
Diluted	$0.19	$0.35	$0.54	$0.87
Weighted Average Common Shares Outstanding
Basic	7,538,375	7,669,851	7,622,820	7,630,650
Diluted	7,538,375	7,670,106	7,622,820	7,630,944

MALVERN BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

			Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2020	3/31/2020	6/30/2019
(unaudited)
Statements of Operations Data

Interest income	$10,454	$11,584	$12,456
Interest expense	3,823	4,791	4,995
Net interest income	6,631	6,793	7,461
Provision for loan losses	435	625	56
Net interest income after provision for loan losses	6,196	6,168	7,405
Other income	389	964	454
Other expense	4,684	4,638	4,497
Income before income tax expense	1,901	2,494	3,362
Income tax expense	447	586	706
Net income	$1,454	$1,908	$2,656
Earnings (per Common Share)
Basic	$0.19	$0.25	$0.35
Diluted	$0.19	$0.25	$0.35
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$33,245	$21,839	$23,552
Investment securities held to maturity (fair value of $16,507, $18,434, and $23,309, respectively)	15,921	18,046	23,323
Loans, net of allowance for loan losses	1,028,093	1,002,907	1,009,959
Total assets	1,203,845	1,236,112	1,265,878
Deposits	884,444	915,900	957,199
FHLB advances	130,000	133,000	133,000
Subordinated debt	24,737	24,697	24,579
Shareholders' equity	143,531	143,150	139,668
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,538,375	7,663,771	7,669,851
Diluted	7,538,375	7,663,771	7,670,106
Operating Ratios
Return on average assets	0.48%	0.61%	0.88%
Return on average equity	4.06%	5.29%	7.66%
Average equity / average assets	11.71%	11.51%	11.43%
Book value per common share (period-end)	$18.86	$18.67	$17.99
Non-Financial Information (Period-End)
Common shareholders of record	387	383	396
Full-time equivalent staff	88	89	84